Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
GDSI Florida LLC	Florida
Global Digital Solutions LLC, dba GDSI International	Florida
North American Custom Specialty Vehicles, Inc.	Delaware